Exhibit 10.1
     EXECUTION COPY
LETTER AGREEMENT
February 18, 2011
National Interstate Insurance Company
c/o National Interstate Corporation
3250 Interstate Drive
Richfield, OH 44286
          Re: Final Balance Sheet and 338(h)(10) Election
     Reference is hereby made to that certain Purchase Agreement, dated as of April 26, 2010, as amended (the “Purchase Agreement”), by and among UniGroup, Inc., a Missouri corporation (“Seller”), National Interstate Insurance Company, an Ohio-domiciled insurance company (“Acquiror”), and National Interstate Corporation, an Ohio corporation (“National Interstate”). Capitalized terms used but not otherwise defined in this letter agreement (this “Letter Agreement”) shall have the respective meanings assigned to such terms under the Purchase Agreement, and the Rules of Construction set forth in Section 11.15 of the Purchase Agreement shall apply to this Letter Agreement. This Letter Agreement is being entered into for the purpose of documenting certain agreements among the parties to the Purchase Agreement with respect to the Final Balance Sheet, the Final Tangible Book Value, the Post-Closing Adjustment, the making of an election pursuant to Section 338(h)(10) of the Code as described below and the determination and calculation of amounts payable pursuant to Sections 2.06, 2.07 and 2.08 of the Purchase Agreement.
     The parties hereto, for themselves and their respective Affiliates, hereby agree and acknowledge as follows:
          1.           Post-Closing Adjustment. Notwithstanding anything in this Letter Agreement or the Purchase Agreement to the contrary, the Post-Closing Adjustment shall be an amount equal to $(5,894,000). Accordingly, Acquiror shall be entitled to receive from Seller, pursuant to Section 2.05(h) of the Purchase Agreement, an amount of cash equal to $5,894,000, plus an amount of interest equal to $39,505.95 payable in satisfaction of Section 2.05(h) of the Purchase Agreement (such amount and interest, the “Settlement Amount”). The Settlement Amount shall be paid to Acquiror in accordance with the payment mechanics set forth in Schedule I attached hereto. Following the payment of the Settlement Amount in accordance with the immediately preceding sentence, Seller and Acquiror shall be deemed to have fulfilled all of the requirements, duties and obligations contained in Section 2.05 of the Purchase Agreement and in Section 2.10 of the Purchase Agreement with respect to payments under Section 2.05.
          2.           Final Balance Sheet. For any and all purposes under the Purchase Agreement other than determining the amount of the Post-Closing Adjustment, which has been agreed to pursuant to Section 1 hereof, (i) the balance sheet attached hereto as Exhibit A shall be deemed to be the Final Balance Sheet, (ii) the Final Tangible Book Value shall be $110,853,000 and (iii) such Final Balance Sheet and Final Tangible Book Value reflect the parties’ agreement with respect to the resolution of the matters identified in the Notice of Disagreement, dated as of October 26, 2010. In accordance with Section 2.05(f) of the Purchase Agreement, such Final Balance Sheet and Final Tangible Book Value are final and binding on the parties hereto and their Affiliates. The parties hereto, for themselves and their respective Affiliates, waive any rights they may have to challenge or contest the Final Balance Sheet or Final Tangible Book Value.
          3.           Section 338(h)(10) Election.
     a. Election. Acquiror and Seller shall jointly make an election under Section 338(h)(10) of the Code (the “338(h)(10) Election”) on IRS Form 8023 for Vanliner Group and the Transferred Subsidiaries (other than Vanliner Re) no later than March 15, 2011, and timely make a joint election under any corresponding state or local tax law with respect to the purchase and sale of Vanliner Group and the Transferred Subsidiaries (other than Vanliner Re) (the “Other Election”, and collectively with the 338(h)(10) Election, the “Elections”). Acquiror and Seller agree to file such forms with each relevant Tax Authority. Seller and Acquiror shall provide to the other all necessary information to permit the Elections to be made and shall take all actions necessary and appropriate in connection therewith. Notwithstanding anything to the contrary set forth in Section 2.03(b) of the Purchase Agreement, Acquiror and Seller each agree to file all income, franchise and other Tax Returns, and execute such other documents as may be required by any Tax Authority in a manner consistent with the Elections. To the extent the Initial Election Purchase Price (as defined in Section 3(c) hereof) is adjusted from time to time, Seller and Acquiror shall file all required, necessary or appropriate amended or supplemental forms to effect the provisions of this Section 3.
     b. Allocation. The Initial Election Purchase Price shall be allocated among the assets of Vanliner Group and the Transferred Subsidiaries (other than Vanliner Re) as set forth in Schedule II attached hereto (the “Allocation Statement”). Notwithstanding anything to the contrary set forth in Section 2.03(b) of the Purchase Agreement, except with respect to any subsequent adjustments to the Initial Election Purchase Price (which shall be allocated in a manner consistent with the Allocation Statement), Seller and Acquiror and their respective Affiliates (i) shall be bound by the Allocation Statement for purposes of determining any Taxes, (ii) shall prepare and file all Tax Returns required to be filed with any Tax Authority (including IRS Form 8883) in a manner consistent with the Allocation Statement and (iii) shall take no position inconsistent with the Allocation Statement in any Tax Return, any proceeding before any Tax Authority or otherwise (in each case, unless required to do otherwise pursuant to a “determination” as defined in Section 1313 of the Code (a “Determination”)). In the event that the Allocation Statement is disputed by any Tax Authority, the Person receiving notice of such dispute shall promptly notify and consult with the other parties concerning resolution of such dispute.
     c. Initial Election Purchase Price. Seller and Acquiror agree that for all purposes of the Allocation Statement and this Letter Agreement the “Initial Election Purchase Price” shall equal $525,956,000.

     d. Election Consideration. As a condition precedent to Acquiror’s agreement herein to make the Elections, Seller and Acquiror agree that Seller shall pay Acquiror an amount of cash equal to $8,362,000 (the “Election Consideration”). The parties further agree that the purpose of such payment is to make Acquiror whole for the economic impact of the Elections, and that such amount shall be subject to adjustment solely as set forth in Section 3(e) of this Letter Agreement. The Election Consideration shall be paid to Acquiror in accordance with the payment mechanics set forth in Schedule I attached hereto. The parties agree that Seller’s payment of the Election Consideration to Acquiror shall be treated for all purposes as a reduction in the amount of the Purchase Price and has been reflected in determining the Initial Election Purchase Price.
     e. Election Consideration True-Up Amount.
i.	In connection with the payment of any amounts by Seller or Acquiror pursuant to Section 2.06(h), 2.06(i), 2.07(h), 2.07(q) or 2.08 of the Purchase Agreement, including any release of any Escrow Property to Seller or Acquiror (any such payment or release, a “Guaranty True-Up Payment”), the parties hereto agree that an adjustment to the amount of the Election Consideration shall be calculated and paid as described in this Section 3(e). For purposes of this Section 3(e), the “Election Consideration True-Up Reference Amount” shall be:
A.	with respect to any Guaranty True-Up Payment made pursuant to Section 2.06(h) or 2.06(i) of the Purchase Agreement, an amount equal to (I) the applicable Balance Sheet Guaranty True-Up Amount minus (II) the result of the calculations set forth in Sections 2.06(g)(i) through 2.06(g)(iv) of the Purchase Agreement for such Guaranty True-Up Payment;

B.	with respect to any Guaranty True-Up Payment made pursuant to Section 2.07(h) of the Purchase Agreement, an amount equal to (I) the 2013 Guaranty True-Up Amount minus (II) the result of the calculations set forth in Sections 2.07(g)(i) through 2.07(g)(iv) of the Purchase Agreement;

C.	with respect to any Guaranty True-Up Payment made pursuant to Section 2.07(q) of the Purchase Agreement, an amount equal to (I) the Final Settlement Amount minus (II) the result of the calculations set forth in Sections 2.07(p)(i) through 2.07(p)(iv) of the Purchase Agreement; or

D.	with respect to any Guaranty True-Up Payment made pursuant to Section 2.08 of the Purchase Agreement (other than payments made pursuant to Section 2.08 of the Purchase Agreement prior to the date of this Letter Agreement and that are included in the Initial Election Purchase Price), an amount equal to such payment.

ii.	If any Election Consideration True-Up Reference Amount is a negative amount, Seller shall pay to Acquiror, on the date on which the applicable Guaranty True-Up Payment is made, an amount equal to the absolute value of the Election Consideration True-Up Amount (as defined in Section 3(e)(iii) hereof) with respect to such Guaranty True-Up Payment. If any Election Consideration True-Up Reference Amount is a positive amount, Acquiror shall pay to Seller, on the date on which the applicable Guaranty True-Up Payment is made, an amount equal to the Election Consideration True-Up Amount with respect to such Guaranty True-Up Payment.

iii.	For purposes of this Letter Agreement, the “Election Consideration True-Up Amount” with respect to each Guaranty True-Up Payment shall be an amount equal to (A) the product of (I) the Election Consideration True-Up Reference Amount with respect to the applicable Guaranty True-Up Payment multiplied by (II) the Applicable Tax Rate, divided by (B) an amount equal to one minus the Applicable Tax Rate; provided, however, that notwithstanding anything in this Letter Agreement or the Purchase Agreement to the contrary, the computation of “Taxes actually incurred” and “Tax savings actually derived” under Sections 2.06(m) and 2.07(r) of the Purchase Agreement shall be determined without regard to the Election Consideration True-Up Amount.

iv.	For purposes of this Section 3(e), the Applicable Tax Rate shall equal the highest marginal tax rate set forth in Section 11(b) of the Code for the applicable taxable year. All payments of Election Consideration True-Up Amounts required to be made pursuant to this Section 3(e) shall be made in accordance with Section 2.10 of the Purchase Agreement except no computations of interest will apply to such Election Consideration True-Up Amounts. The parties agree that any payment of an Election Consideration True-Up Amount shall be treated for all tax purposes as an adjustment to the Initial Election Purchase Price.
     f. Purchase Agreement Amendments. Seller, Acquiror and National Interstate hereby agree that the Purchase Agreement shall be amended as follows:
i.	Section 7.01(a)(vi) of the Purchase Agreement is hereby amended by deleting such provision in its entirety.

ii.	Section 7.01(a) of the Purchase Agreement is hereby amended by inserting the following parenthetical immediately after the reference to “Section 338 of the Code” set forth in the second line of subsection (B) of the proviso to such section: “(other than a joint election under Section 338(h)(10) of the Code)”.

iii.	Section 7.01(g) of the Purchase Agreement is hereby amended by deleting such section in its entirety and inserting the following in lieu thereof: “Reserved”.

iv.	Section 7.01(h) of the Purchase Agreement is hereby amended by deleting such provision in its entirety.

v.	Section 7.02(a) of the Purchase Agreement is hereby amended by deleting the last sentence of such section in its entirety.

vi.	Section 7.02(d) of the Purchase Agreement is hereby amended by deleting such section in its entirety.
          4.           Deferred Tax Benefits. Seller, Acquiror and National Interstate hereby agree that, notwithstanding anything in the Purchase Agreement to the contrary, changes in the line item of the Final Balance Sheet or any Final Annual Reconciliation entitled “Deferred Tax Benefits” shall be disregarded for purposes of (i) preparing any statement, settlement or proposal required by Section 2.06 or Section 2.07 of the Purchase Agreement and (ii) determining or calculating any payment amount required by Section 2.06 or 2.07 of the Purchase Agreement. In that regard, Seller, Acquiror and National Interstate hereby agree that the Purchase Agreement shall be amended as follows:
     a. Exhibit A to the Purchase Agreement is hereby amended by inserting the following immediately after the reference to ““Reinsurance Receivable on Reserves,”” set forth in the definition of “Other Line Items” included in such exhibit: ““Deferred Tax Benefits””.
     b. Exhibit B to the Purchase Agreement is hereby amended by deleting the “Y” next to Deferred Tax Benefits and inserting an “X” in lieu thereof.
     c. Schedule 2.04(a) to the Purchase Agreement is hereby amended by deleting the three sentences following the sub-heading “Settlement Consideration:” under the heading “Deferred Tax Benefits” of such schedule in their entirety and inserting the following in lieu thereof: “Deferred Tax Benefits on the Final Balance Sheet shall equal $(577) and shall be excluded from the balance sheet guarantee.”.
     d. Schedule 2.06(a) to the Purchase Agreement is hereby amended by deleting the line item entitled “Deferred Tax Benefits” from such schedule in its entirety.
          5.           Conflict with Purchase Agreement. Except as expressly amended and/or superseded by this Letter Agreement, the Purchase Agreement and all other Transaction Agreements shall remain in full force and effect following the date hereof in accordance with their respective terms. This Letter Agreement shall not constitute an amendment or waiver of any provision of the Purchase Agreement or any other Transaction Agreement, except as expressly set forth herein. Upon the execution and delivery hereof, the Purchase Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Purchase Agreement. This Letter Agreement and the Purchase Agreement shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Purchase Agreement. In the event of any inconsistency between this Letter Agreement and the Purchase Agreement with respect to the matters set forth herein, this Letter Agreement shall take precedence. Following the date hereof, all references to the “Purchase Agreement” in any Transaction Agreement shall be deemed to be references to the Purchase Agreement as amended by this Letter Agreement.
          6.           Governing Law. This Letter Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any conflicts of law principles of such state to the extent such principles would require or permit the application of the Laws of another jurisdiction.
          7.           Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Letter Agreement.
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     If the foregoing accurately sets forth our agreement and understanding, please so indicate by countersigning and dating a copy of this Letter Agreement and returning it to the undersigned. Upon such countersignature and delivery, this letter agreement shall become effective as of the date first written above.

UNIGROUP, INC.
By:	/s/ Michael A. DiRaimondo
	Name:	Michael A. DiRaimondo
	Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED: NATIONAL INTERSTATE INSURANCE COMPANY
By:	/s/ Arthur J. Gonzales
	Name:	Arthur J. Gonzales
	Title:	Vice President, General Counsel & Secretary

NATIONAL INTERSTATE CORPORATION
By:	/s/ Julie A. McGraw
	Name:	Julie A. McGraw
	Title:	Vice President & Chief Financial Officer

EXHIBIT A
Final Balance Sheet
See attached.

SCHEDULE II
Allocation Statement
(in thousands)

Cash and Cash Equivalents (Class I)	$94,621
Investment Securities (Class II)	$303,033
Trade Accounts Receivable (Class III)	$128,302
Other Current Assets (Class V)	$—
Reinsurance Receivables (Class III)	$—
Other Assets (Class V)	$—
Property and Equipment (Class V)	$—
Intangible Assets (Class VI)	$—

Initial Election Purchase Price	$525,956